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                                                                  EXHIBIT (c)(2)

                                                                  EXECUTION COPY



                           STOCK OPTION AND TENDER AGREEMENT, dated as of June
                  10, 1999 (the "Agreement"), between FORD MOTOR COMPANY, a Delaware corporation ("Parent"), and Martin J. Blank ("Stockholder").

                  WHEREAS, Parent, Automobile Protection Corporation - APCO, a Georgia corporation (the "Company"), and AM1 Acquisition Company, a Georgia corporation and a wholly owned subsidiary of Parent ("Sub"), are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used without definition herein having the meanings assigned to them in the Merger Agreement), pursuant to which Sub agrees to make a tender offer (the "Offer") for all outstanding shares of common stock, par value $.001 per share ("Company Common Stock"), of the Company, at $13.00 per share, net to the seller in cash, to be followed by a merger (the "Merger") of Sub with and into the Company;

                  WHEREAS, as of the date hereof, Stockholder beneficially owns directly the number of shares of Company Common Stock (the "Existing Shares", together with any shares of Company Common Stock beneficial ownership of which is acquired after the date hereof and prior to the termination hereof, whether upon the exercise of options, conversion of convertible securities or otherwise, collectively, referred to herein as the "Shares") set forth on Annex A hereto;

                  WHEREAS, Parent and Stockholder desire to deposit a portion of the consideration to be paid to Stockholder pursuant to the Offer and the Merger into an escrow fund for the purpose of securing the indemnification of Parent, Sub, the Surviving Corporation and certain other persons after the expiration of the Offer against certain Losses (as defined herein); and

                  WHEREAS, as a condition to their willingness to enter into the Merger Agreement and make the Offer, Parent and Sub have required that Stockholder agree, and Stockholder has agreed, among other things, to tender in the Offer, grant to Parent a proxy to vote and grant to Parent an option to purchase all of the Shares owned by Stockholder on the terms and conditions provided for herein.

                  NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I

                      Agreement to Tender and Vote; Proxy.

                  SECTION 1.01 Tender. Subject to the provisions of Article II, Stockholder hereby agrees to validly tender (or cause the record owner to validly tender), pursuant to and in accordance with the terms of the Offer, as soon as practicable after commencement of the Offer but in no event later than 2 business days prior to the then scheduled expiration date of the Offer, all of the Shares by physical delivery of the certificates therefor (or by book entry or appropriate

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instructions to brokers or custodians thereof, as the case may be) and to not withdraw such Shares, except following termination of this Agreement pursuant to
Section 6.01 hereof. Stockholder hereby acknowledges and agrees that Parent's and Sub's obligation to accept for payment and pay for the Shares is subject to the terms and conditions of the Offer. Stockholder hereby permits Parent and Sub to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) his identity and ownership of the Shares and the nature of his commitments, arrangements and understandings under this Agreement.

                  SECTION 1.02 Voting. Subject to the provisions of Article II, Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or pursuant to any action by written consent, Stockholder shall (a) vote (or cause to be voted) the Shares in favor of the Merger, the Merger Agreement, the approval of the terms thereof and all the transactions contemplated thereby, and any other transaction proposed by Parent; (b) vote (or cause to be voted) the Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (c) vote (or cause to be voted) the Shares against any of the following (other than the Merger Agreement (including as it may have been, or may have been proposed by Parent to be, amended) or the transactions contemplated thereby) (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries (including a Company Takeover Proposal) or (ii) a sale or transfer of a material amount of assets of the Company and its subsidiaries or a reorganization, recapitalization or liquidation of the Company (any matter under clauses (a), (b) or (c), a "Subject Proposal").

                  SECTION 1.03 Proxy. (a) Subject to the provisions of Article II, during the time this Agreement is in effect, Stockholder hereby irrevocably grants to, and appoints, Parent and Sub, or any of them, and any individual designated in writing by any of them, and each of them individually, as the Stockholder's proxy, agent and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote (or cause to be voted) the Shares, or grant a consent or approval in respect of the Shares, in each case, with respect to a Subject Proposal, in a manner consistent with Section 1.02 above. Parent and Sub agree that Stockholder is not granting any proxy with respect to any matter to be voted on by stockholders of the Company other than a Subject Proposal.

                   (b) Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement. Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.03 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked prior to the expiration of this Agreement. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of 722 of the Georgia Business Corporation Code (the "GBCC"). Stockholder will

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take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by him with respect to the Shares that would be inconsistent with the proxy granted pursuant to Section 1.03(a). Stockholder shall not hereafter, unless and until this Agreement terminates pursuant to Section 6.01 hereof, purport to vote (or execute a consent with respect to) the Shares with respect to any Subject Proposal (other than through this irrevocable proxy) or grant any other proxy or power of attorney with respect to any Shares to vote with respect to any Subject Proposal, deposit any Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote with respect to any Subject Proposal, grant any proxy or give instructions with respect to the voting of such Shares with respect to any Subject Proposal.


                                   ARTICLE II

                           Option to Purchase Shares.

                  SECTION 2.01 Grant of Option. Without limiting any other rights or remedies of Parent, Stockholder hereby grants to Parent an irrevocable, unconditional option to purchase all (and not less than all) the Shares, on the terms and subject to the conditions set forth herein (the "Option").

                  SECTION 2.02 Exercise of Option. (a) The Option may be exercised by Parent, at any time, or from time to time, commencing upon the Exercise Date and prior to the Expiration Date. As used herein, the term "Exercise Date" means the date on which any of the following first occurs:

                           (i) any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than Parent or any of its affiliates (collectively, "Persons") shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public prior to or during the pendency of the Offer (including being known by stockholders of the Company) an intention to make a Company Takeover Proposal;

                           (ii) it shall have been publicly disclosed or Parent shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 35% of the outstanding shares of the Company Common Stock has been acquired by any Person;

                           (iii) (A) any event as a result of which Parent is entitled to terminate the Merger Agreement pursuant to Section 9.01(d) of the Merger Agreement or (B) the termination of the Merger Agreement by the Company pursuant to Section 9.01(e) of the Merger Agreement; or

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                           (iv) Stockholder shall breach or fail to perform or
         comply with in any material respect any of its obligations, covenants or agreements contained in Article I or in Section 4.01(a) of this Agreement or the Company shall breach or fail to perform or comply with in any material respect any of its obligations, covenants or agreements contained in the first sentence of Section 2.02(b), the second sentence of Section 7.01(b) or Sections 6.02, 9.02 or 9.05(b) of the Merger Agreement.

                  As used herein, the term "Expiration Date" means the first to occur of

                           (i)  the Effective Time,

                           (ii) written notice of termination of this Agreement by Parent to Stockholder,

                           (iii) the termination of the Merger Agreement pursuant to Sections 9.01(a) or 9.01(b)(ii) thereof, or

                           (iv) the date that is twelve months from the date of termination of the Merger Agreement; provided that if the Option has not become exercisable on or prior to the date of termination of the Merger Agreement, then the Expiration Date shall be the date of termination of the Merger Agreement.

                  (b) In the event Parent wishes to exercise the Option, Parent shall send a written notice to Stockholder of its intention to so exercise the Option (a "Notice"), specifying the place in the United States, time and date of the closing of such purchase (the "Closing Date" or the "Closing"), which date shall not be less than two business days nor more than ten business days from the date on which a Notice is delivered; provided, that the Closing shall be held only if (i) such purchase would not otherwise violate or cause the violation of, any applicable law or regulations (including, without limitation, the HSR Act or the rules of the National Association of Securities Dealers, Inc. ("NASD")) and (ii) no statute, rule, regulation, decree, order or injunction shall have been promulgated, enacted, entered into, or enforced by any Governmental Entity which prohibits delivery of the Shares, whether temporary, preliminary or permanent (provided, however, that the parties hereto shall use commercially reasonable efforts to have any such order, decree or injunction vacated or reversed). In the event the Closing is delayed pursuant to clause (i) or (ii) above, the Closing Date shall be within five business days following the cessation of such restriction, violation, potential violation, order, decree or injunction, as the case may be; provided, further, that, notwithstanding any prior notice of intention to exercise the Option, Parent shall be entitled to rescind such notice and shall not be obligated to purchase any Shares in connection with such exercise upon written notice to such effect to Stockholder.

                  (c) At any Closing, Stockholder shall deliver to Parent all of the Shares to be purchased by delivery of certificates evidencing such Shares, properly endorsed by Stockholder and accompanied by such stock powers and other documents as may be necessary to transfer record ownership of the Shares into Parent's name on the stock transfer books of the Company,

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together with evidence of payment of all applicable transfer and documentary stamp taxes and other fees.

                  SECTION 2.03 Payments (a) The purchase and sale of the Shares pursuant to Section 2.02 of this Agreement shall be at a purchase price per Share equal to the price per Share offered by Sub in the Offer, but in any event shall not be less than the highest price paid by Sub for any shares of Company Common Stock, if any, purchased pursuant to the Offer (the "Exercise Price"). At any Closing, Parent shall pay to Stockholder by wire transfer of immediately available funds to an account specified by Stockholder an amount equal to the Exercise Price multiplied by the number of Shares purchased pursuant to this
Article II.

                   (b) In the event that Parent exercises the Option and purchases the Shares pursuant to the Option (the "Purchased Shares") and prior to the Expiration Date the Company enters into a definitive agreement to consummate a Company Takeover Proposal or transactions contemplated by a Company Takeover Proposal are consummated and the price per share paid in such Company Takeover Proposal exceeds the Exercise Price, then upon the consummation of such Company Takeover Proposal, Parent shall pay to Stockholder by wire transfer of immediately available funds to an account specified by Stockholder an amount in cash equal to such excess multiplied by the number of Purchased Shares.


                                   ARTICLE III

                         Representation and Warranties.

                  SECTION 3.01 Representation and Warranties of Parent. Parent hereby represents and warrants to Stockholder that any Shares acquired by Parent upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

                  SECTION 3.02 Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and Sub as follows:

                   (a) Ownership of Shares and Options. Subject to Section 4.01(c), Stockholder (or accounts or trusts controlled or beneficially owned by Stockholder) is the owner of the Existing Shares and options to acquire Shares ("Stock Options") set forth on Annex A hereto and has the power to vote and dispose of such Shares. To Stockholder's knowledge, the Existing Shares are, and the other Shares upon issuance will be, validly issued, fully paid and nonassessable. On the date hereof, the Existing Shares are owned of record and beneficially by Stockholder and, on the date hereof, the Existing Shares constitute all of the shares of Company Common Stock owned of record or beneficially by Stockholder. Stockholder has, with respect to the Existing Shares, or will have, with respect to any other Shares, sole voting power and sole power of disposition with respect to all of the Shares, with no restrictions, subject to applicable federal securities laws, on

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         Stockholder's rights of disposition pertaining thereto. On the date hereof, Stockholder has, and on the date of any Closing hereunder Stockholder will have with respect to Shares to be sold on such date, good, valid and marketable title to the Shares, other than the Shares tendered and purchased pursuant to the Offer, free and clear of all claims, liens, encumbrances, security interests and charges of any nature whatsoever (other than the encumbrance created by this Agreement), and shall not be subject to any preemptive right of any stockholder of the Company. The sale of the Shares to Parent hereunder will transfer to Parent good, valid and marketable title to the Shares, free and clear of all claims, liens, encumbrances, security interests and charges of any nature whatsoever.

                   (b) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement, including, without limitation, power and authority to sell, assign, transfer and deliver the Shares to Parent pursuant to the terms and conditions of this Agreement. To the knowledge of Stockholder, the execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

                   (c) No Conflicts. Except for (i) filings under the HSR Act, if applicable, (ii) the applicable requirements of the Exchange Act and the Securities Act and (iii) filings under the Auto Warranty Laws of the States as set forth in Schedule 2.02(c) to the Company Stock
         Option Agreement, (A) to the knowledge of Stockholder, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by Stockholder nor the consummation by Stockholder of the transactions contemplated hereby nor compliance by Stockholder with any of the provisions hereof shall (1) conflict with or result in any breach of any provision of the certificate of incorporation, by-laws, trust or charitable instruments (or similar documents), if any, of Stockholder,
         (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Stockholder is a party or by which it or any of its properties or assets may be bound or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Stockholder or any of its properties or assets.

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                                   ARTICLE IV

                        Certain Covenants of Stockholder

           SECTION 4.01 Certain Covenants of Stockholder. Stockholder hereby covenants and agrees as follows:

                   (a) No Solicitation. Stockholder shall not, and shall not permit any representative or agent of Stockholder to, directly or indirectly, solicit (including by way of furnishing information), facilitate, participate in or initiate any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) which constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal or any sale of any of the Shares. If Stockholder or any representative or agent of Stockholder receives an inquiry or proposal with respect to any sale of Shares, then Stockholder shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it; provided that, if such inquiry or proposal constitutes a Company Takeover Proposal, compliance by the Company with
         Section 6.02(c) of the Merger Agreement shall constitute compliance by Stockholder with this sentence. Stockholder shall, and shall cause its representatives or agents to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding anything in this Section 4.01(a) to the contrary, the covenants and agreements set forth in Section 4.01(a) shall not be deemed to prevent Stockholder from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in his capacity as director or officer of the Company and other than with respect to this Agreement, to the extent permitted by the Merger Agreement.

                   (b) Restriction on Transfer, Proxies and Non-Interference. Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) except for pledges of Existing Shares as described in Annex A, sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares (provided that Stockholder may sell up to an aggregate of 150,000 Shares in bona fide brokers transactions, as that term is described in Rule 144(g) under the Securities Act) or (ii) grant any proxies with respect to any Shares, except with respect to the election of one director and the approval of the 1998 Performance Equity Plan to be voted on at the Company's 1999 annual meeting of stockholders, or deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing his obligations under this Agreement.

                   (c) Legending of Certificates; Nominees Shares. Stockholder agrees to submit to Parent contemporaneously with or as promptly as practicable following execution of this

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         Agreement all certificates representing the Shares (other than Shares pledged as described on Annex A) so that Parent may note thereon a legend referring to the proxy and other rights granted to it by this Agreement. If any of such Shares beneficially owned by Stockholder are held of record by a brokerage firm in "street name" or in the name of any other nominee (a "Nominee", and, as to such Shares, "Nominee Shares"), Stockholder agrees that Stockholder will within five days of the date of this Agreement execute and deliver to Parent a limited power of attorney in such form as shall be reasonably satisfactory to Parent enabling Parent to require the Nominee to (i) grant to Parent an irrevocable proxy to the same effect as Section 1.03 hereof with respect to the Nominee Shares held by such Nominee, (ii) tender such Nominee Shares in the Offer pursuant to Section 1.01 hereof, and (iii) submit to Parent the certificates representing such Nominee Shares for notation of the above-referenced legend thereon.

                   (d) Additional Shares. Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Shares acquired by Stockholder, if any, after the date hereof.

                   (e) Cooperation. Stockholder will not take any action which could reasonably result in preventing the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, the Company Option Agreement or this Agreement.

                  SECTION 4.02 Holdback Amount. (a) Stockholder hereby irrevocably authorizes and directs the depositary for the Offer to withhold payment to Stockholder of an amount of the aggregate purchase price payable in the Offer for shares of Company Common Stock tendered by Stockholder in the Offer equal to $500,000 (the "Holdback Amount") and to deposit such amount in trust with the escrow agent (the "Escrow Agent") pursuant to an escrow agreement among Parent, Sub, Stockholder, Larry I. Dorfman (the "Other Stockholder") and the Escrow Agent substantially in the form of Schedule 4.02 hereto, with such changes thereto as the Escrow Agent may propose (the "Escrow Agreement"). Without limiting any other provision contained herein, if Stockholder fails to tender in the Offer a number of shares of Company Common Stock sufficient to result in an amount at least equal to the Holdback Amount being deposited with the Escrow Agent, then Stockholder hereby irrevocably authorizes and directs the Paying Agent to withhold payment to Stockholder of an amount of Merger Consideration payable to Stockholder pursuant to the Merger equal, when taken together with the amount withheld pursuant to the first sentence of this Section 4.02(a), to the Holdback Amount and to deposit such amount in trust with the Escrow Agent pursuant to the Escrow Agreement. All amounts deposited with the Escrow Agent pursuant to this Section 4.02(a) and all amounts deposited with the Escrow Agent by the Other Stockholder, together with all interest thereon, and as such amounts may be disbursed from time to time in accordance with the terms of the Escrow Agreement, are referred to herein as the "Escrow Fund."

                   (b) All matters relating to the Escrow Fund, to the extent not provided in this Agreement, shall be governed by the Escrow Agreement. The Escrow Agent shall hold, invest, reinvest and disburse the Escrow Fund, together with any interest thereon, in accordance with the

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terms of the Escrow Agreement. The right of Stockholder to receive any payment from the Escrow Fund shall not be transferable or assignable in any manner whatsoever, except by will or the laws of intestate succession.

                  SECTION 4.03 Indemnification. (a) Indemnification by Stockholder. Subject to Section 4.03(b), Stockholder, jointly and severally with the Other Stockholder, shall indemnify Parent, Sub, the Surviving Corporation, their affiliates and their respective officers, directors, employees, agents and representatives (the "Indemnified Parties") against, and shall hold them harmless from, any and all losses, liabilities, debts, damages, claims, demands, payments, judgments, settlements, expenses (including reasonable legal fees and expenses) and costs of any kind ("Losses"), including in respect of third party claims, but only out of and to the extent of the Escrow Fund, for or on account of or arising from or in connection with or otherwise with respect to any breach on the part of the Company of any representation or warranty made by it contained in Article IV of the Merger Agreement; provided that (i) in determining whether there has been a breach on the part of the Company of any such representation or warranty, matters that would represent a debit for balance sheet purposes may be offset to the extent that there are previously undisclosed credits relating to the same subject matter as that of the debit,
(ii) solely for purposes of this Section 4.03, the representations and warranties set forth in the second sentence of Section 4.04(b), Section 4.05 (other than clause (i) of the first sentence thereof), Section 4.06 (other than the first sentence of Section 4.06(a), Section 4.07, Section 4.08 (other than clauses (ii) and (iii) thereof), Section 4.09, Section 4.10, Section 4.11, the first two sentences of Section 4.12, Section 4.13(a) (other than the first sentence thereof), Section 4.14, Section 4.15, Section 4.16, Section 4.17 and
Section 4.19 of the Merger Agreement shall be deemed to be true and correct if, to the knowledge (as such term is defined in the Merger Agreement, provided that for purposes hereof such definition shall be deemed only to refer to the knowledge of Stockholder) of Stockholder, such representations and warranties that are qualified as to materiality are true and correct and those not so qualified are true and correct in all material respects, as the case may be, at the time each such representation and warranty was made or was required to be true and correct (or true and correct in all material respects, as the case may be) pursuant to the terms of the Merger Agreement and (iii) the Company has supplemented or amended the Company Disclosure Letter pursuant to Section 6.01(c)(ii) of the Merger Agreement and Parent has consented (or is deemed to have consented to such supplement or amendment pursuant to such Section), then the Company Disclosure Letter, as so supplemented or amended, shall be deemed to qualify the representations and warranties of the Company for purposes of this
Section 4.03, unless Stockholder had knowledge of the subject matter of the amendment or supplement at the date of the execution of the Merger Agreement. The procedures for the payment of claims for indemnification shall be as set forth in the Escrow Agreement.

                  (b) Limitations Upon Indemnification. Notwithstanding anything in this Section 4.03 to the contrary:

                           (i) Stockholder shall not be obligated to provide any indemnification under Section 4.03 unless and until the aggregate amount of Losses for which it is obligated to provide such indemnification exceeds the sum of $500,000, after which Stockholder and

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         the Other Stockholder shall each be obligated, on a joint and several basis, to provide indemnification for one-half of the entire amount of such Losses; and

                           (ii) in no event shall the aggregate liability of Stockholder together with the aggregate liability of the Other Stockholder under this Section 4.03 exceed the entire amount of the Escrow Fund.

                  SECTION 4.04 Survival of Representations and Warranties. For purposes of Section 4.03 of this Agreement, all of the representations and warranties of the Company set forth in Article IV of the Merger Agreement shall survive the Effective Time of the Merger for a period of one year; provided, however, that the termination of the survival of such representations and warranties shall not affect any claim for breaches of representations or warranties if written notice thereof is given to Stockholder and the Escrow Agent in accordance with the terms of the Escrow Agreement prior to such termination date.


                                    ARTICLE V

                              Additional Agreements

                  SECTION 5.01 Covenant Not to Compete. (a) Stockholder's Acknowledgment. Stockholder acknowledges that the covenants in this Section 5.01 are given in consideration for and in connection with this Agreement and the Merger Agreement. Stockholder agrees and acknowledges that in order to assure the Company, Parent and Sub that the Company will retain its value as a going concern, it is necessary that Stockholder undertake not to utilize his special knowledge of the Business (as defined below) and his relationships with customer and suppliers to compete with the Company or the Surviving Corporation. Stockholder further acknowledges that:

                           (i) the Company is and the Company and the Surviving Corporation will be engaged in the business of the design, sale and administration of extended service contracts and extended warranty programs for motor vehicles (the "Business");

                           (ii) Stockholder's relationship with the Company has given him, and can be expected to continue to give him, access to and possession of trade secrets and confidential information concerning the Company and the Business;

                           (iii) the agreements and covenants contained in this
         Section 5.01 are essential to protect the business and goodwill of the Company and the Surviving Corporation;

                           (iv) Parent would not enter into this Agreement or the Merger Agreement but for these agreement and covenants; and

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                           (v) upon consummation of the transactions
         contemplated by the Merger Agreement, including the Offer and the Merger, and this Agreement, Stockholder will have adequate means of support other than by engaging in the Business and the provisions of this Section 5.01 will not impair such ability.

                  Accordingly, the parties hereto agree that the covenant not to compete contained in this Section 5.01 is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction, such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or clause of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

                  (b) Competitive Activities. Stockholder hereby agrees that for a period commencing on the date hereof and ending on the sixth year anniversary of the Effective Time (the "Restricted Period"), he will not, on behalf of himself, or on behalf of any other person, company, corporation, partnership or other entity or enterprise, directly or indirectly, as an employee, proprietor, stockholder, partner, consultant, or otherwise, engage in any business or activity competitive with the Business, anywhere in the United States (the "Territory"); provided that (x) Stockholder may have up to a 25% ownership interest in, and be a member of the board of directors of, Safeguard Products International, Inc. ("Safeguard"), so long as (i) Stockholder may not have any control over (other than the control as a member of the board of directors of Safeguard) or involvement with the operations or management of Safeguard, (ii) no resources of the Company may be used or directed toward activities of Safeguard, except for brokerage services provided by the Aegis Group Incorporated, a subsidiary of the Company, to Safeguard on an arms'-length basis, consistent with past practice, and (iii) no business opportunities of the Company of which the Stockholder is aware, may be directed to Safeguard and (y) nothing contained herein shall be construed to prevent Stockholder from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Stockholder is not involved in the business of said corporation and if Stockholder and his associates (as such term is defined in Regulation 14(A) promulgated under the Exchange Act), collectively, do not own more than an aggregate of two percent of the stock of such corporation. With respect to the Territory, Stockholder specifically acknowledges that the Company has conducted or plans to conduct the Business throughout those areas comprising the Territory and the Company intends to continue to expand the Business throughout the Territory.

                  (c) Solicitation of Employees. Without limiting the generality of the provisions of Section 5.01(b) above, Stockholder agrees that during the Restricted Period he shall not on behalf of himself or on behalf of any other person, company, corporation, partnership or other entity or enterprise (except on behalf of the Company or the Surviving Corporation), directly or indirectly, solicit employees, agents or consultants of the Company or the Surviving Corporation to become employees, agents or consultants for him or for such businesses to the extent such businesses are engaged in activities that compete with the Business.

                  (d) Interference with Relationships. During the Restricted Period, Stockholder shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity intentionally solicit or encourage any present or future customer, agent or supplier of the Company or the Surviving Corporation to terminate or otherwise alter his, her or its relationship with the Company or the Surviving Corporation in any manner adverse to the Company or the Surviving Corporation.

                  SECTION 5.02 Stop Transfer Order. In furtherance of this Agreement, concurrently herewith, Stockholder shall and hereby does authorize the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Existing Shares (and that this Agreement places limits on the voting and transfer of such shares).

                  SECTION 5.03 Public Announcements. Parent and Sub, on the one hand, and Stockholder, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger, the Option and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

                  SECTION 5.04 Commercially Reasonable Efforts; Further Assurances. (a) Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions;

                  (b) Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and shall take all such further actions as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the other Transaction Agreements.

                  SECTION 5.05 Cooperation as to Regulatory Matters. If so requested by Parent, promptly after the date hereof, Stockholder will use commercially reasonable efforts to, and to cause the Company (if required) to, make all filings which are required under the HSR Act and applicable requirements and to seek all regulatory approvals required in connection with the transactions contemplated hereby. The parties shall furnish to each other such necessary information and reasonable assistance as may be requested in connection with the preparation of filings and submissions to any governmental agency, including, without limitation, filings under the provisions of the HSR Act. Stockholder shall also use commercially reasonable efforts to cause the Company to supply Parent with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Company and its representatives and the Federal Trade Commission, the Department of Justice and any other governmental agency or authority and members of their respective staffs with respect to this Agreement and the transactions contemplated hereby.

                  SECTION 5.06 Adjustments to Prevent Dilution, Etc.. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, reclassification, recapitalization, combination or the exchange of shares, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. In such event, the amount to be paid per share by Purchaser shall be proportionately adjusted, as shall the number of shares referred to in the proviso to clause (i) of Section 4.01(b).

                                   ARTICLE VI

                                  Miscellaneous

                  SECTION 6.01 Termination; Survival of Representations and Warranties. This Agreement (other than the provisions of Article III, Article V and Article VI), shall terminate on the Expiration Date. Upon such termination, this Agreement (other than the provisions of Article III, Article V and Article
VI) shall terminate and be of no further force and effect. The respective representations and warranties of Stockholder and Parent contained herein or in any certificates or other documents delivered at or prior to any Closing shall not be deemed waived or otherwise affected by any investigation made by the other party hereto, shall survive the exercise in full of the Option for one year. The provisions of Articles V and VI shall survive the exercise in full of the Option indefinitely in accordance with their terms; provided that the provisions of Sections 5.01(a) and (b) shall terminate, notwithstanding that the Restricted Period may not have terminated, three years following the termination of Stockholder's employment with Company or its successor.

                  SECTION 6.03 Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                  SECTION 6.04 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                   (a)  if to Parent, to

                           Ford Motor Company
                           The American Road
                           Dearborn, Michigan  48121
                           Tel:  (313) 322-3000
                           Fax: (313) 594-1297

                           Attention:  John K. Dickerson, Esq.

                           with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, NY  10017-3954
                           Tel:  (212) 455-2000
                           Fax: (212) 455-2502

                           Attention:  David J. Sorkin, Esq.


                   (b)  if to Stockholder, to

                           Martin J. Blank
                           c/o Automobile Protection Corporation - APCO
                           15 Dunwoody Park Drive, Suite 100
                           Atlanta, Georgia  30338
                           Tel:  (770) 394-7070
                           Fax: (770) 673-0474

                           with a copy to:


                           Graubard Mollen & Miller
                           600 Third Avenue
                           New York, NY  10016-2097
                           Tel:  (212) 818-8800
                           Fax: (212) 818-8881

                           Attention:  Andrew D. Hudders, Esq.

                  SECTION 6.05 Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                  SECTION 6.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  SECTION 6.07 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by applicable law.

                  SECTION 6.08 Entire Agreement. This Agreement, together with the other Transaction Agreements, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and the Transaction.

                  SECTION 6.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  SECTION 6.10 Assignment Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  SECTION 6.11 Enforcement. (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court or any Federal court located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any New York state court or any Federal court located in the State of New York in the event any dispute arises out of this Agreement or any Transaction, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(iii) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any New York state court or any Federal court sitting in the State of New York and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

                  (b) Notwithstanding Section 6.11(a), if a dispute arises between the parties relating to Sections 4.02 or 4.03 of this Agreement or the terms of the Escrow Agreement, then the following procedure shall be implemented before either party pursues other available remedies except that either party may seek injunctive relief from a court of competent jurisdiction where appropriate in order to maintain the status quo while this procedure is being followed:

                           (i) The parties shall hold a meeting promptly, attended by persons with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the parties or be deemed a waiver by a party hereto of any remedies to which such party would otherwise be entitled.

                           (ii) If within 30 days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, then the parties agree to submit the matter to binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by a sole arbitrator.

                           (iii) Arbitration shall take place in the City of New York unless otherwise agreed by the parties. The substantive and procedural law of the State of New York shall apply to the proceedings. Equitable remedies shall be available in any arbitration. Punitive damages shall not be awarded. This Section 6.11(b) is subject to the Federal Arbitration Act, 9 U.S.C.A. ss. 1 et seq. and judgment upon the award rendered by the arbitrator, if any, may be entered by any court having jurisdiction thereof.

                  The parties agree to keep confidential the fact that a dispute subject to the provisions of this Section 6.11(b) has arisen and the subject matter thereof, except to the extent permitted by this Section 6.11(b) or to the extent necessary to comply with applicable law, judicial or regulatory process or stock exchange rules or regulations.

                  IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.


                                Martin J. Blank


                                        /s/ Martin J. Blank
                                ----------------------------------------------

                                FORD MOTOR COMPANY


                                By:         /s/ Lance A. Miller
                                   -------------------------------------------
                                   Name:  Lance A. Miller
                                   Title: Business Manager, Ford Customer
                                          Service Division